Exhibit 99.1

Investor/Press Contact: Marge Boccuti Manager, Investor Relations Brandywine Realty Trust 610-832-7702 marge.boccuti@bdnreit.com	Company Contact: Howard M. Sipzner EVP & CFO Brandywine Realty Trust 610-832-4907 howard.sipzner@bdnreit.com
Brandywine Realty Trust Announces Tender Offer for Any and All
of its Outstanding 4.50% Notes due 2009
RADNOR, PA, January 22, 2009 — Brandywine Realty Trust (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), has commenced a cash tender offer (the “Tender Offer”) for any and all of the $196.68 million outstanding principal amount of 4.50% Guaranteed Notes due November 1, 2009 (the “Notes”) issued by the Operating Partnership. The consideration payable for the Notes will be $967.50 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which will be the next business day following the Expiration Time (as defined below). Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated January 22, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”).
The Tender Offer will expire at 5:00 p.m., New York City time, on Thursday, January 29, 2009, unless extended or earlier terminated by the Operating Partnership (the “Expiration Time”). Under certain circumstances described in the Offer to Purchase, the Operating Partnership may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time. The first $28.3 million of Notes purchased pursuant to the Tender Offer are expected to be held to the due date by an affiliate of the Operating Partnership, and any remaining tendered Notes are expected to be retired and cancelled. The Tender Offer will be funded by a combination of $27.4 million of cash on hand and borrowings under existing credit facilities.
The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the Information Agent for the Tender Offer, at (866) 470-4200 (toll-free) or (212) 430-3774 (collect). Questions regarding the Tender Offer may be directed to Wachovia Securities, the Dealer Manager for the Tender Offer, at (866) 309-6316 (toll-free) or (704) 715-8341 (collect).
This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Brandywine Realty Trust, the Operating Partnership, the Dealer Manager or the Information Agent makes any recommendation in connection with the Tender Offer.
About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops and manages a primarily Class A, suburban and urban office portfolio aggregating approximately 39.6 million square feet, including 26.5 million square feet which it currently owns on a consolidated basis. For more information, visit our website at www.brandywinerealty.com.

555 East Lancaster Avenue, Suite 100, Radnor PA 19087	Phone:(610)325-5600 • www.brandywinerealty.com

Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.